Exhibit 99.2

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019

	Historical Accel Entertainment, Inc.	Pro Forma Adjustments		Pro Forma
Revenues:
Net video gaming	$410,636	$40,980	(3a)	$451,616
Amusement	5,912	481	(3a)	6,393
ATM fees and other revenue	7,837	601	(3a)	8,438
Total net revenues	424,385	42,062		466,447
Operating expenses:
Video gaming expenses	271,999	27,870	(3a)	299,869
General and administrative	75,028	7,056	(3a)	82,084
Depreciation and amortization of property and equipment	26,398	3,244	(3a)	28,333
		(1,309)	(3b)
Amortization of route and customer acquisition costs and location contracts acquired	17,975	1,253	(3a)	21,773
		2,545	(3c)
Other expenses, net	19,649	(115)	(3a)	9,444
		462	(3d)
		(10,552)	(3e)
Total operating expenses	411,049	30,454		441,503
Operating income	13,336	11,608		24,944
Interest expense	12,860	4,427	(3a)	17,965
		(4,427)	(3f)
		5,105	(3g)
Loss on debt extinguishment	1,141	—		1,141
Loss before income tax expense	(665)	6,503		5,838
Income tax expense	5,199	1,985	(3h)	7,184
Net loss	$(5,864)	$4,518		$(1,346)
Net loss per common share—basic and diluted	$(0.09)			$(0.02)
Weighted average number of shares outstanding—basic and diluted	61,850	14,787	(3i)	76,637
See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1. Basis of Pro Forma Presentation
Overview
The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TPG Pace Holdings Corp. was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination was treated as the equivalent of Accel Entertainment Inc. issuing stock for the net assets of TPG Pace Holdings Corp., accompanied by a recapitalization.
On September 17, 2019, Accel completed the acquisition of 100% of the outstanding membership interests of Grand River. The acquisition of Grand River by Accel was accounted for as a business combination under ASC Topic 805, Business Combinations (“ASC 805”) and Accel, as the accounting acquirer, recorded the assets acquired and liabilities assumed at fair value on a preliminary basis.
The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Accel.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination and the other related transactions include estimated fees related to advisory, legal and accounting fees.
The pro forma adjustments represent management’s estimates based on information available as of the date of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the reverse recapitalization that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the reverse recapitalization are not included in the unaudited pro forma condensed combined statements of operations.
Description of Reverse Recapitalization
Pursuant to the Transaction Agreement, TPG Holdings Corp. acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc. In connection with reverse recapitalization, TPG Pace Holdings Corp. changed its name to Accel Entertainment, Inc.
The consideration paid to holders of Accel stock in connection with the reverse recapitalization and subject to the terms and conditions of the Transaction Agreement, consisted of a mix of consideration comprised of cash consideration equal to the number of shares of Accel stock for which such holder of Accel stock made a cash election multiplied by $177 per share (the “Purchase Price”) and share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such holder of Accel Stock did not make a cash election multiplied by an exchange ratio calculated by dividing the Purchase Price by $10.30, which was the closing price of the common stock of TPG Pace Holdings Corp. on November 20, 2019. In addition, each holder of Accel stock that made a cash election with respect to less than 70% of its shares of Accel stock received its pro rata share, with such pro rata share determined with reference to a number of shares equal to 70% of such holder’s shares of Accel Stock less the number of shares of Accel stock with respect to which such holder made a cash election, of 2,444,444 2019 Warrants, subject to the conditions set forth in a warrant agreement and 3,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.
In connection with the reverse recapitalization, TPG Pace Holdings and its affiliates converted 7,500,000 of Class A-1 Shares, 4,888,889 2019 Warrants subject to the conditions set forth in the New Pace Warrant Agreement and 2,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.
As part of an Investment Private Placement, certain accredited investors (as defined by Rule 501 of Regulation D) agreed to subscribe for and purchase and Pace agreed to issue and sell to such investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million. The proceeds from the Investment Private Placement was used to fund a portion of the cash consideration required in the reverse recapitalization.
In connection with the reverse recapitalization, Accel repurchased approximately 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (i) the repayment of existing loans to Accel’s executive officers, (ii) the exercise of vested options and (iii) funding any resulting tax obligations from the exercise of such vested options.
Note 2. Preliminary Allocation of Purchase Price
On September 16, 2019, Accel Entertainment Inc. completed its acquisition of 100% of the outstanding membership interests of Grand River for approximately $100 million in cash. Grand River is a terminal operator in Illinois with over 2,009 VGTs in over 450 licensed establishments.
The acquisition aggregate purchase consideration transferred totaled $113.7 million, which included: i) a cash payment made at closing of $100.0 million; ii) a subsequent cash payment of approximately $6.6 million for a working capital adjustment and; iii) contingent purchase consideration with an estimated fair value of $7.1 million. The total purchase consideration for the business combination has been allocated to the assets acquired and liabilities assumed based on their estimated fair values with the excess recorded as goodwill. Refer to the preliminary purchase price within Accel Entertainment Inc.’s December 31, 2019 financial statements included elsewhere in this filing.
Note 3. Unaudited Pro Forma Adjustments
The pro forma adjustments to the unaudited pro forma condensed combined statements of operation for the year ended December 31, 2019 consist of the following:
(a)Reflects the recognition of pre-combination activities of Grand River.

(b)Represents the elimination of historical depreciation expense of Grand River, and recognition of depreciation expense in connection with fair value of property and equipment through September 16, 2019. The adjustment in depreciation is based on the estimated fair value and Accel Entertainment Inc.’s historical useful lives of 3 years to 29 years and is calculated using the straight-line method. Grand River’s historic useful lives ranged between 3 to 40 years.

Year Ended December 31, 2019
Depreciation expense on property and equipment	$1,935
Less: historical depreciation expense	(3,244)
Unaudited pro forma adjustment	$(1,309)
(c)Represents the elimination of historical amortization expense of Grand River, and recognition of amortization expense in connection with fair value of intangibles related to location contracts acquired through September 16, 2019. The fair value of identifiable intangible asset is determined using the “income approach”. Amortization expense of fair value intangibles is calculated using the straight-line method over the estimated remaining useful lives of 10 years.

Year Ended December 31, 2019
Amortization expense on intangible assets	$3,798
Less: historical amortization expense	(1,253)
Unaudited pro forma adjustment	$2,545
(d)Represents the increase in operating expenses recorded in the Pace historical unaudited consolidated statement of operations prior to the reverser recapitalization.
(e)Represents the elimination of non-recurring transaction costs.
(f)Represents the reversal of historical interest expense incurred prior to September 16, 2019 on extinguished Grand River debt.
(g)In conjunction with the closing of the reverse recapitalization, Accel entered into a credit agreement on November 13, 2019 to refinance Accel’s existing financing arrangement. The new financing arrangement includes draw at close amounts, net of issuance costs, of $48.7 million in the revolving credit facility, $234.0 million in the initial term loan facility, and $58.5 million in the additional term loan facility, with total outstanding borrowings totalling $341.2 million, net of issuance costs of $8.8 million. The revolving loans and term loans bear interest at LIBOR plus a margin of 2.25%. The following represents the adjustment to record the interest expense on the refinanced debt as if the debt was borrowed on January 1, 2018, including amortization of debt issuance costs, and the subsequent removal of Accel’s interest expense related to the old debt instruments.

Year Ended December 31, 2019
Interest expense on refinancing arrangement, including amortization of debt issuance costs	$17,965
Less: Accel interest expense on historic financing arrangements	(12,860)
Unaudited net pro forma adjustment	$5,105

(h)Represents the net impact on income taxes resulting from an income tax benefit attributable to application of the effective tax rate of 28.51% for December 31, 2019. The pro forma adjustment tax impacts were estimated on the applicable law in effect on December 31, 2019, inclusive of the effects of the Tax Act.

Year Ended December 31, 2019
Tax impact on Grand River acquisition	$433
Tax impact on removal of Accel interest expense on refinanced loans and non-reoccurring transaction costs	$6,674
Tax impact on addition of interest expense on refinanced loans	(5,122)
Unaudited pro forma adjustment	$1,985
(i)As the reverse recapitalization is being reflected as if it had occurred at January 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the TPG Pace Holding Inc. shares issued relating to the reverse recapitalization have been outstanding for the entire period presented.
Weighted average Pace Shares outstanding—basic and diluted is calculated as follows:

Number of shares
Pace Public Shareholders	18,813
Pace Initial Shareholders	7,500
Private Placement Investors	4,696
Donor-Advised Fund	500
Accel Shareholders	45,128
Pro Forma Shares Outstanding—Basic & Diluted	76,637